Audiovox Corporation to Restate Results for Fiscal Years 2000, 2001
                      and the First Three Quarters of 2002

o    Cumulative effect of changes is an increase of $1.0 million to net income

o Certain expenses reclassified from operating expenses to cost of sales for the same periods

HAUPPAUGE,  N.Y., May 29,  2003....Audiovox  Corporation  (Nasdaq:  VOXXE) today announced that in connection with the previously announced Securities and Exchange Commission ("SEC") comment letter and the current audit, the Company expects to restate results for fiscal years 2000, 2001, and the first three quarters of fiscal 2002. The net effect of the adjustments is expected to have no impact on the Company's cash balances for any period.

The Company expects to file its Form 10-K for 2002 reflecting restatements for 2000, and 2001 and the first three quarters of fiscal 2002 as soon as the remaining SEC comments are resolved and the Company's audit is completed. As a result, until the audit is complete and the statements are filed, previously issued financial statements should no longer be relied upon until this process is completed.

Although adjustments vary by period, the cumulative effect of all of these changes, which include changes previously announced on March 14, 2003, is an unaudited $1.0 million increase in income over the periods. The unaudited net effect of all the restatement adjustments by period, including that previously announced on March 14, 2003, is as follows:


                                               Increase (Decrease)     (Increase) Decrease    Increase (Decrease)
                                              in Net Income for the     in Net Loss for the  in Net Income for the
                                                Fiscal Year Ended       Fiscal Year Ended      Nine Months Ended
                                                November 30, 2000       November 30, 2001       August 31, 2002
                                                -----------------       -----------------      ----------------

Restatement adjustments:
Revenue recognition                                   $     (779)              $    779                      -
Timing of revenue                                                                   (15)              $   (103)
Litigation                                                                         (373)                   427
Foreign currency translation                                   -                      -                 (1,491)
Inventory pricing                                              -                      -                    420
Sales incentives                                           1,884                    910                    847
Gain on the issuance of subsidiary shares  (1)                 -                      -                    179
Minority interest  (2)                                         -                     20                    (87)
Operating expense reclassification to cost of
sales (3)                                                      -                      -                      -
                                                      -----------              ---------              ---------
Total adjustment to pre-tax income (loss)                  1,105                  1,321                    192
(Provision for) recovery of income taxes                    (842)                  (310)                  (455)
                                                      -----------              ---------              ---------
Total effect on net income (loss)                     $      263               $  1,011               $   (263)
                                                      ===========              =========              =========

(1) This adjustment reflects the impact of the restatement adjustments on the calculation of the gain on

                                  Exhibit 99.1

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Audiovox Corporation to Restate Results
Page 2 of 3


     the issuance of subsidiary shares that was originally recorded by the Company in the quarter ended May 31, 2002.

(2) This adjustment reflects the impact of the restatement adjustments on minority interest.

(3) This adjustment represents a reclassification of warehousing and technical support and general and administrative costs (which are a component of operating expenses) to cost of sales. This reclassification did not have any effect on previously reported net income or (loss) for any fiscal year or period presented herein.

As a result of outstanding SEC comments, and the completion of the current audit the Company has not yet filed with the SEC its annual report on Form 10-K for the fiscal year ended November 30, 2002 and its quarterly report on Form 10-Q for the fiscal quarter ended February 28, 2003. As previously announced, the Company continues to trade on The Nasdaq Stock Market with an "E" on the VOXX trading symbol.

About Audiovox Corporation

Audiovox Corporation is an international leader in the marketing of cellular telephones, mobile security and entertainment systems, and consumer electronics products. The Company conducts its business through two subsidiaries and markets its products both domestically and internationally under its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to several customers. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Audiovox Safe Harbor

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to: risks that may result from our ability to keep pace with technological advances; significant competition in the wireless, mobile and consumer electronics businesses; quality and consumer acceptance of newly introduced products; our relationships with key suppliers and customers; market volatility; non- availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; the possibility that our failure to timely file our annual report on Form 10-K for the fiscal year ended November 30, 2002 and our quarterly report on Form 10-Q for the quarter ended February 28, 2003 will result in a determination that we are subject to delisting from the Nasdaq Stock Market; the possibility that the Nasdaq will decline our request for continued listing; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements that may be required as a result of the resolution of the SEC comment letter. Risk factors associated with our business, including some of the factors set forth herein, are detailed in the Company's Form 10-Q for the fiscal third quarter ended August 31, 2002 and other documents filed with the SEC.

                                  Exhibit 99.1

Audiovox Corporation to Restate Results
Page 3 of 3

Company Contacts:
C. Michael Stoehr, SVP and CFO - (631) 231-7750
Glenn Wiener, Investor and Financial Media Relations - (212) 786-6011


                                  Exhibit 99.1